Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT, AS AMENDED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“THE SUPPLY AGREEMENT”) is made effective as of the 9th day of June, 1999 (the “Effective Date”) by and between IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation, having its principal place of business at 11011 Torreyana Road, San Diego, California 92121(“IDEC”) and SCHERING AKTIENGESELLSCHAFT, a German corporation, having its principal place of business at Müllerstrasse 178, D-13342 Berlin, Germany (“SCHERING”). IDEC and SCHERING are sometimes referred to herein individually as a “Party” and collectively as the “Parties”, and references to “IDEC” shall include its Affiliates.

RECITALS

1.1	WHEREAS, IDEC and SCHERING have entered into a Collaboration Agreement of even date, under which IDEC has granted to SCHERING an exclusive license to develop and commercialize the Licensed Product(s) (as therein defined) in all countries of the world outside the United States, on the terms and subject to the conditions therein defined;

1.2	WHEREAS, SCHERING desires to secure its exclusive supply of IDEC 2B8 in Kit form (as hereinafter defined) from IDEC, and IDEC has agreed to supply SCHERING with its requirements of IDEC 2B8 in Kit form on the terms and subject to the conditions hereinafter described;

1.3	WHEREAS, IDEC intends to manufacture and supply all of SCHERING’s requirements of the 2B8 (as hereinafter defined) from an IDEC facility;

1.4	WHEREAS, IDEC intends to enter into a supply agreement with Catalytica, Inc. for the supply (inter alia) of all of SCHERING’s requirements of the Antibody Conjugate and Non-Antibody Components (as hereinafter defined); and

1.5	WHEREAS, IDEC has entered into a supply agreement with Nordion, Inc. whereby Nordion agreed to supply yttrium to IDEC for use in the radiolabeling of IDEC 2B8.

1.6	WHEREAS, SCHERING intends to establish an independent contract with Nordion or another Third Party for supply of yttrium.

1.7	NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

IDEC/Schering AG Supply Agreement 9 June 1999	1

ARTICLE II

DEFINITIONS

2.1	“2B8” means the unlabeled monoclonal antibody to CD20 cells more particularly described on Exhibit B to the Collaboration Agreement and Exhibit A of this Supply Agreement.

2.2	“Affiliate” means an entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, IDEC or SCHERING, as the case may be. As used in this definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof, or the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

2.3	“Allocable Overhead” means costs incurred by a Party or for its account which are attributable to a Party’s supervisory services, occupancy costs, and its payroll, information systems, human relations and purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method, excluding compensation related to a Party’s stock option program or any program that replaces such program. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

2.4	“Antibody Conjugate” shall mean 2B8 conjugated with MxDTPA

2.5	“Antibody Manufacturing Cost” shall mean IDEC’s direct costs and charges, including Allocable Overhead, related to the manufacture, packaging and shipment of 2B8, and shall exclude costs and charges related to or occasioned by unused manufacturing capacity, the manufacture of other products at IDEC’s facilities, amortization of property, plant or equipment not specifically related to manufacturing 2B8, and any employee costs associated with equity incentive plans. Exhibit D to the Collaboration Agreement sets out a breakdown of IDEC’s current Antibody Manufacturing Cost.

2.6	“Business Day” shall mean a day on which banking institutions are open for business in California, U.S.A. and Berlin, Germany.

2.7	“Catalytica” shall mean Catalytica Pharmaceuticals, Inc., having its principal place of business at intersection US13, NC11 and US 264, Greenville, North Carolina 27834.

2.8	“CGMPs” shall mean both the principles detailed in the United States’ Current Good Manufacturing Practices (21 CFR 200, 211 and 600) and “The Rules Governing Medicinal Products in the European Community – Volume IV Good Manufacturing Practice for Medicinal Products”. CGMPs will also include compliance with any applicable additional Regulatory Approval requirements.

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2.9	“Clinical Requirements” shall mean the quantities of Kits which are needed by SCHERING and its sublicensees (if any) for the conduct of preclinical and clinical studies of Licensed Product throughout the Licensed Territory.

2.10	“Collaboration Agreement” shall mean the Collaboration and License Agreement of even date herewith between IDEC and SCHERING.

2.11	“Commercially Reasonable and Diligent” means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

2.12	“Commercial Requirements” shall mean the quantities of Kits which are needed by SCHERING and its sublicensees (if any) for production, promotion and sale of the Licensed Product throughout the world, excluding the United States.

2.13	“Cost of Goods Sold” shall mean the total of: [***].

2.14	“Effective Date” shall mean June 9, 1999.

2.15	“Expiration Date” shall mean the date established by the EMEA as the case may be as the expiration date for each Kit Component.

2.16	“IDEC” shall mean IDEC Pharmaceuticals Corporation, a Delaware corporation, and its Affiliates.

2.17	“Initial Phase” shall mean the period of two (2) years following the filing of a Drug Approval Application in the Licensed Territory in accordance with Section 5.1 of the Collaboration Agreement.

2.18	“Inter-Company Quality Agreement” shall mean the Inter-Company Quality Agreement between SCHERING and IDEC of even date attached hereto to this Supply Agreement as Exhibit B.

2.19	“Kit Expiration Date” shall mean the earliest Expiration Date of any of the Kit Components.

2.20	“Kit(s)” shall mean a set of four unlabeled vials that include (1) Antibody Conjugate, (2) sodium acetate buffer; (3) formulation buffer; and (4) an empty 10 mL reaction vial. The Kit does not include the radioisotope that will be supplied independently by SCHERING or SCHERING’s designee. The term “Kit Component” shall mean any one of the four individual unlabeled vials that define Kit.

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2.21	“Licensed Product” shall mean either Antibody Conjugate alone or Antibody Conjugate plus Non-Antibody Components or Y2B8 or, where the Imaging step is required in any country or territory of the Licensed Territory, Antibody Conjugate or Antibody Conjugate plus Non-Antibody Components or Y2B8 and In2B8 in either case as (a) developed by IDEC or (b) the intellectual property rights to which are owned or Controlled, in whole or in part, by IDEC, in either (a) or (b) as of the Effective Date or during the term of the Collaboration Agreement.

2.22	“Manufacturing Royalties” shall mean the royalties payable by IDEC to third parties for licenses to manufacture or have manufactured Antibody Conjugate and Non-Antibody Components, for as long as such royalties are payable. The royalties currently payable by IDEC are listed in Exhibit F to the Collaboration Agreement.

2.23	“Non-Antibody Components” shall mean all components of the Kit other than the Antibody Conjugate.

2.24.	“Non-Antibody Components Supply Cost” shall mean the invoiced costs and charges of the suppliers of Non-Antibody Components to IDEC together with the invoiced costs of the Third Party manufacturer for manufacture of Antibody Conjugate from 2B8 provided by IDEC, negotiated at an arm’s-length basis in accordance with the terms of this Supply Agreement.

2.25	“Non-Conforming Product” shall mean Kits that: (1) do not meet the Specifications; (2) were not manufactured or tested in accordance with the Quality Control Methods; or (3) were not manufactured in accordance with CGMPs. Only those tests listed in the Specifications may be used to determine conformity.

2.26	“Party(ies)” shall mean either SCHERING or IDEC and when used in the plural, shall mean both of them.

2.27	“Quality Control Methods” shall mean those procedures and methods detailed in the Intercompany Quality Agreement between IDEC and SCHERING as set forth in Exhibit B, as may be amended in writing from time to time by mutual agreement of the Parties hereto, which furthermore shall meet all applicable United States and European Union regulations applicable to the manufacture and testing of the Licensed Product.

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2.29	“Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Licensed Product in each regulatory jurisdiction in which the Licensed Product will be sold.

2.30	“Specifications” means the specifications for the Kits, as set forth in Exhibit A (as may be amended from time to time by mutual agreement of the Parties within the limit of applicable Regulatory Approvals), which shall meet all applicable United States and European Union governmental rules and regulations relating to manufacturing and testing such as the Current Good Manufacturing Practices required by the Federal Food, Drug and Cosmetic Act and shall include any other matters agreed between the Parties in writing relating to such Product.

2.31	“Supply Agreement” means this Supply Agreement between IDEC and SCHERING dated the Effective Date.

2.32	“Y2B8” means that certain yttrium-labeled monoclonal antibody to B cells more particularly described on Exhibit B to the Collaboration Agreement.

ARTICLE III

SUPPLY OF PRODUCT

3.1	Production of Kits

During the term of this Supply Agreement and subject to the terms and conditions hereof, IDEC agrees to use all Commercially Reasonable and Diligent Efforts to supply SCHERING with all of SCHERING’s Clinical Requirements and Commercial Requirements of Kits and Kit Components (hereinafter referred to interchangeably as Kits) for use and sale in the Licensed Territory. During the term of this Agreement, IDEC will not supply Kits or Kit Components to any Party other than SCHERING for sale or use in the Licensed Territory. During the term of this Agreement, SCHERING will purchase all of its Clinical Requirements and Commercial Requirements of Kits from IDEC except as otherwise provided in this Supply Agreement.

3.2	Production of 2B8

During the term of this Supply Agreement, IDEC will manufacture 2B8 for supply to SCHERING at an IDEC facility subject to any limitations in changing location that would be presented by the Intercompany Quality Agreement. IDEC warrants that it has and will retain sufficient capacity to supply sufficient 2B8 to meet SCHERING’s Clinical Requirements and Commercial Requirements of Kits during the Term of this Supply Agreement. IDEC may not cease supply of 2B8 from IDEC’s facility without providing at least [***] notice to SCHERING of its decision to cease such supply. In the event that IDEC decides to cease production of 2B8 at IDEC’s Facility, then the provision of Section 7.2 of this Supply Agreement shall apply.

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During the term of this Supply Agreement, IDEC will use all Commercially Reasonable and Diligent Efforts to manufacture 2B8 in a cost-efficient way. IDEC will furthermore use all Commercially Reasonable and Diligent Efforts to reduce the cost of manufacture of the 2B8 as far as reasonably practicable and consistent with the performance of IDEC’s other obligations hereunder and IDEC’s operation of its manufacturing facility to support its other projects.

3.3	Supply of Non-Antibody Components

IDEC is currently in the course of negotiating a commercial supply agreement with Catalytica for the supply of Non-Antibody Components to meet IDEC’s own requirements in the United States and to meet SCHERING’s Clinical and Commercial Requirements in the Licensed Territory. IDEC will use all reasonable efforts to negotiate a supply contract with Catalytica on commercially reasonable terms and conditions. IDEC will keep SCHERING informed of the progress of its negotiations with Catalytica and will take account of all reasonable comments and proposals which SCHERING may make in respect of such supply contracts.

IDEC’s agreement with Catalytica shall be such that the terms and conditions do not favor without cause IDEC/United States supply over SCHERING/Licensed Territory supply. Any terms related specifically to supply in the Licensed Territory shall be subject to SCHERING’s review and approval, where such approval shall not be unreasonably withheld.

3.4	Supply of Yttrium

SCHERING may, until such time as it has negotiated a supply agreement with Nordion, Inc. or another Third Party for supply of yttrium in the Licensed Territory, request IDEC that SCHERING may source some or all of its requirements of yttrium from IDEC under IDEC’s existing agreement with Nordion. IDEC shall accede to such request unless the supply of yttrium to the Licensed Territory would result in a shortfall of supply to meet IDEC’s requirement in the United States. SCHERING shall reimburse the costs paid by IDEC to Nordion, Inc. for such supply of yttrium, including any additional costs charged by Nordion for supply to Licensed Territory.

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3.5	Subcontracting

Except as expressly provided in this Supply Agreement, after the EMEA approval, IDEC will not contract out to any Third Party any part of the manufacture or testing of 2B8, Antibody Conjugate, Non-Antibody Components or Kits without the prior written approval of SCHERING, such approval not to be unreasonably withheld.

ARTICLE IV

FORECASTING

4.1	Forecasting Procedures

IDEC will use all reasonable efforts to provide Kits to SCHERING with the longest Kit Expiration Date that is practical under its supply agreement with Catalytica and any other third parties associated with manufacture of Kits. During the Initial Phase, IDEC shall deliver Kits to SCHERING with a minimum of [***] months or more before Kit Expiration Date. Thereafter, IDEC shall deliver Kits to SCHERING with a minimum of [***] months or more before Kit Expiration Date. The following provisional forecasting procedures shall apply:

(a)	Within sixty (60) days of the Effective Date, SCHERING will provide IDEC with a firm forecast for Clinical Requirements for the remainder of 1999.

(b)	On August 15 of each year starting in 1999 and updated thereafter on the fifteenth day of second month of the calendar quarter (i.e., on 15 November, 15 February, and 15 May) during the term of the Supply Agreement, SCHERING shall provide IDEC with a [***] month rolling forecast of expected Clinical Requirements and Commercial Requirements for Kits for the period between the start of the following calendar quarter and [***] months thereafter (“the [***] month forecast”).

(c)	The last four (4) quarters of the [***] month forecast (i.e., the four quarters furthest in time from the quarter in which the particular [***] month forecast is provided by SCHERING) are not binding on SCHERING, and SCHERING shall only be bound to purchase the quantities specified in the first four (4) quarters of the [***] month forecast to the following extent:

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(i)	The quantities specified for delivery in the first and second quarters following the quarter in which the [***] month forecast is submitted are fixed, and SCHERING shall purchase the amounts specified. The quantity specified in the first and second quarters are referred to as a “Firm Forecast.”

(ii)

During the Initial Phase, the quantities specified for delivery in the third and fourth quarters following the quarter in which the [***] month forecast is submitted may be varied by SCHERING by [***] percent [***]. By way of example, if the amount specified in the Initial Phase is 100 units, SCHERING may eventually submit an amended order for up to [***] units or for only [***] units. If SCHERING wishes to amend an order pursuant to this subsection (ii), it will do so by a quarterly update of the [***] month forecast in such a way that the first and second quarter following the latest quarterly update of the [***] month forecast will always constitute a Firm Forecast.

(iii)	After the Initial Phase, the quantities specified for delivery in the third and fourth quarters following the quarter in which the [***] month forecast is submitted may be varied by SCHERING by [***] percent [***]. By way of example, if the amount specified after the Initial Phase is 100 units, SCHERING may submit an amended order for up to [***] units or for only [***] units. If SCHERING wishes to amend an order pursuant to this subsection (iii), it will do so by a quarterly update of the [***] month forecast in such a way that the first and second quarter following the latest quarterly update of the [***] month forecast will always constitute a Firm Forecast.

(iv)	The quantities specified for delivery in the first two quarters following the quarter in which the [***] month forecast is submitted are fixed and SCHERING shall purchase the specified amount. Such quantities specified for the first two quarters shall be referred to as the “Firm Forecast.”

(d)	On November 15 of each year starting in 1999, SCHERING shall provide IDEC a [***] month non-binding forecast on a yearly basis of expected Clinical Requirements and Commercial Requirements.

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(e)	The provisions of this Section 4.1 will be reviewed in good faith by the Parties after the Kit Expiration Date is set by EMEA and the Catalytica Agreement has been signed. If the agreement with third parties associated with manufacture of Kits, such as Catalytica, provides more flexibility in purchase order and forecasting timing, the Parties will share equitably in this increased flexibility and amend the forecasting within commercially reasonably parameters and good inventory management practices.

4.2	Purposes and Firm Forecast Variances

(a)	All forecasts under the Supply Agreement and updates thereof shall be for the sole purpose of assisting IDEC in its planning and will not constitute an obligation on SCHERING to purchase the quantities of the Kits indicated, except as expressly stated in Section 4.1. Once a forecast has become a Firm Forecast, such Firm Forecast will serve also as a purchase order and SCHERING will specify therein its desired delivery date. IDEC shall be obligated to ship Kits no more than [***] per year. IDEC shall use Commercially Reasonable and Diligent Efforts to supply to SCHERING any requirements of the Kits in excess of those specified in the Firm Forecast, but shall not be in breach of the Supply Agreement if it is unable to do so, despite such efforts.

(b)	All Kits supplied by IDEC in terms of the Supply Agreement shall, from the date of receipt by SCHERING, have an unexpired shelf life of at least [***] months during the Initial Phase and, thereafter, at least [***] months.

(c)	SCHERING may, at its discretion, place orders for Kits or for individual Kit Components or both, for example, SCHERING may order 1000 Kits or may order 1000 units of Kit Component (1) and 950 units of Kit Component (2).

All orders must be placed in terms of specific numbers of Kits or specific numbers of Kit Components, as the case may be. Quantities actually shipped pursuant to a given purchase order may vary from the quantities reflected in such purchase order by up to five percent (5%) and still be deemed to be in compliance with such purchase order; provided, however, SCHERING shall only be invoiced and required to pay for the quantities of Kits which IDEC or its designee actually ships to SCHERING, and provided further that SCHERING shall only be required to pay for such quantities of such Kits, if a certificate of analysis with respect to such Kits accompanies such invoice and indicates that such Kit shipped to SCHERING meets the Specifications. SCHERING shall pay IDEC the amount so invoiced at the time of IDEC’s shipment of Kits to SCHERING.

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4.3	Labeling and Packaging of Kits, Finished Product

For the Clinical Requirements and Commercial Requirements in the Licensed Territory, SCHERING agrees to exert Commercially Reasonable and Diligent Efforts to perform all work necessary at its expense to convert Kits supplied by IDEC into finished product, including without limitation, labeling such vials and placing them in [***] packaging for sale, and all related testing and inspection related to the foregoing.

4.4	Delivery Dates

If IDEC expects a delay in shipment and release of Kits, it shall promptly notify SCHERING of such expected delay and shall use its Commercially Reasonable and Diligent Efforts to minimize such delay. In the event that IDEC cannot deliver Kits to SCHERING within [***] days after the delivery date specified in a purchase order accepted by IDEC, SCHERING may cancel such portion of such purchase order or accept partial or complete delivery at a later date specified by IDEC. IDEC and/or its designee shall continue a production and/or vialing campaign until they produce and deliver all quantities of Kits specified in the purchase order and accepted by SCHERING for such campaign period. In the event that the delivery of Kits is delayed by a period in excess of [***] days, SCHERING may, in addition to any other remedies, without penalty amend the next Firm Forecast by up to an amount equivalent to the delayed shipment. In the event that IDEC cannot deliver the Kits specified in the purchase order, SCHERING and IDEC shall meet to determine what actions to take and the provisions of Article VI shall apply.

4.5	Change Orders

If SCHERING requests a change to a SCHERING Firm Forecast order, IDEC shall use Commercially Reasonable and Diligent Efforts to accommodate such change, provided it is reasonable.

4.6	Kit Shortfall, Supply Interruptions

(a)	The Parties agree to use Commercially Reasonable and Diligent Efforts to carry adequate inventories of Kits for their respective territories. IDEC will use Commercially Reasonable and Diligent Efforts to carry an adequate inventory of Kits to supply SCHERING. The Kits will be withdrawn from inventory on a First-In First-Out basis and IDEC will use Commercially Reasonable and Diligent Efforts to minimize the age of the Kits maintained in inventory.

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(b)	If, under the Supply Agreement, the Clinical Requirements and Commercial Requirements of SCHERING cannot be met, because of either the quantities of Kits ordered or the delivery schedules proposed, the Parties acknowledge that Commercial Requirements have priority over Clinical Requirements, except for the Clinical Requirements in the Licensed Territory countries needed to obtain (i) marketing approval of the Licensed Product in each of such countries for the first indication for the Licensed Product in each of such countries, and (ii) reimbursement approval in the Licensed Territory countries. Once the Licensed Product receives Regulatory Approval in a given country within the Licensed Territory, the Commercial Requirements will thereafter have priority over Clinical Requirements in such country.

(c)	In the event that for reasons of force majeure or other reasons beyond the control of IDEC there is a temporary reduction in manufacturing capacity resulting in reduced output of 2B8 or Kits then, and without prejudice to the provisions of Article VI, the supply of Kits will be rationed between SCHERING and IDEC on a basis proportionate to previously prevailing Licensed Product annual turnover in the United States and Licensed Territory

4.7	Non-Conforming Kit

(a)	Kits supplied hereunder shall be produced in accordance with the Specifications (see Exhibit A), Quality Control Methods and CGMPs, and shall be stored by IDEC or its designee until shipment to SCHERING, as appropriate, in accordance with the Specifications prior to any sale or distribution. IDEC shall deliver to SCHERING with each Kit (i) a certificate of analysis indicating such Kits comply with the Specifications, and (ii) a certificate of compliance indicating that such Kits were manufactured in accordance with CGMPs and indicating non-complying process variances and/or incidents as described in the Intercompany Quality Agreement.

(b)	Any non-conforming claim by SCHERING must be submitted to IDEC in writing within [***] days after determining that the Kit is Non-Conforming Product, and be accompanied by a report (including a fully representative Kit sample from the batch analyzed; provided, however, no Kit sample need be sent if the non-conformance is due to non-compliance with CGMPs) of analysis of the allegedly Non-Conforming Product. If after IDEC’s own analysis of the Kit sample (which shall be completed within [***] days after its receipt by IDEC) IDEC agrees with the claim of non-conformity and determines that SCHERING is not responsible for the non-conformity, IDEC shall:

(i)	Use Commercially Reasonably and Diligent Efforts to promptly replace such Non-Conforming Product;

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(ii)	Fully compensate SCHERING for actual, direct damages sustained as a result of the affected delivery lots of Non-Conforming Product.

(iii)	Reimburse SCHERING for any costs incurred by SCHERING in converting Non-Conforming Product to conforming Kit pursuant to Section (c) below;

(iv)	Pay SCHERING’s actual costs for notification, destruction or return of the Non-Conforming Product; and

(v)	Pay any costs directly associated with the manufacture or distribution of replacement Kits.

These provisions are without prejudice to any obligations of IDEC under Article XV of the Collaboration Agreement.

(c)	If there are procedures by which SCHERING, without unreasonable effort, inconvenience or expense, can convert, or cause to be converted, any Non- Conforming Product into conforming Kit, SCHERING shall initiate such procedures upon IDEC’s request, and so long as SCHERING has the necessary regulatory authority to do so. If IDEC is responsible for the non-conformity and SCHERING converts the Non-Conforming Product into conforming Kit, then such Kit shall be deemed to be conforming Kit delivered hereunder on the date on which such conversion is completed and IDEC shall reimburse SCHERING the reasonable costs of converting the Non-Conforming Product into conforming Kit.

(d)	If, after its own analysis, IDEC does not agree with the claim of non-conformity or determines that SCHERING is responsible for the non-conformity, SCHERING and IDEC shall in good faith promptly attempt to agree upon a settlement of the issue as described in the Intercompany Quality Agreement. If a decision is not reached under the Intercompany Quality Agreement the Parties may use the Dispute Resolution Provisions in Article V to allocate the economic loss, if any, associated with SCHERING’s disposition of the Kits or finished product.

(e)	IDEC shall replace the allegedly Non-Conforming Product during:

(i)	The pendency of any settlement negotiations described in subsection (d) of this Section; or

(ii)	The exhaustion of procedures specified in subsections (b), (c), and (d) of this Section if the inability to use the allegedly Non-Conforming Product causes a shortfall of available Kits or finished product to meet the Clinical Requirements or the Commercial Requirements.

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4.8	Shipment

IDEC shall ship the Kits to such destinations chosen by SCHERING to the extent that such shipments are permitted by law and practical for IDEC given the regulatory requirements of the United States and the importing country. Such shipments shall be by carriers acceptable to SCHERING. Shipment shall be F.O.B (as defined in the latest version of INCOTERMS from time to time in force) IDEC San Diego or the site of IDEC’s designee, provided that IDEC’s designee is located in the United States or the European Union. Title and risk of loss as to all Kits shipped shall pass to SCHERING upon delivery to the carrier. SCHERING shall be responsible for all freight, freight brokerage, insurance and other costs attributable to shipping the Kits from the manufacturing site to any destination chosen by SCHERING.

4.9	Governing Terms

All sales of Kits from IDEC to SCHERING shall be subject to the provisions of the Supply Agreement, including the Specifications, and shall not be subject to any terms and conditions contained on any Firm Forecasts or purchase orders submitted under the Supply Agreement, except insofar as any such Firm Forecasts or purchase orders establishes in writing: (i) the quantity of any Kits ordered; (ii) the delivery date, consistent with the terms hereof; (iii) the shipment routes; or (iv) the carrier selected by SCHERING.

4.10	Taxes

SCHERING purchasing Kits hereunder shall bear all applicable federal, provincial, municipal and other governmental taxes (such as sale, use or similar taxes), duties, or import charges, except for any tax on profits that IDEC may be required to pay or collect as a result of the Supply Agreement.

4.11	No Implied Representations, Warranties or Conditions

IDEC warrants that each of the Kits supplied by IDEC shall meet the Specifications (see Exhibit A), and shall be manufactured according to CGMPs. and in accordance with the provisions of the Inter-Company Quality Agreement. EXCEPT AS OTHERWISE EXPRESSLY HEREIN PROVIDED, IDEC MAKES NO REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE KITS SUPPLIED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY SUCH REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO THE NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH KITS OR FINISHED PRODUCT.

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ARTICLE V

PAYMENTS AND INVOICES

5. 1	Payment for Clinical Requirements and Commercial Requirements

(a)	Clinical Requirements. IDEC will supply all Clinical Requirements of Kits, which are used in clinical studies for obtaining all Regulatory Approvals in the Licensed Territory at [***] of Cost of Goods Sold.

(b)	Commercial Requirements. The Parties good faith estimate of Cost of Goods Sold is [***] per Kit. Assuming that only one such Kit is necessary per patient therapeutic protocol (i.e., elimination of the Imaging Step), IDEC shall supply SCHERING with Commercial Requirements at up to [***] of IDEC’s Cost of Goods Sold up to [***] per Kit (“Cost Plus Maximum Price”). Above the Cost Plus Maximum Price, IDEC will supply Commercial Requirements at [***] of Cost of Goods Sold. In the event that any regulatory authorities in the Licensed Territory approves Licensed Product with a label requiring the majority of patients to use two such Kits (including the Imaging Step) per patient therapeutic protocol, IDEC shall supply SCHERING with Commercial Requirements at up to [***] of IDEC’s Cost of Goods Sold up to [***] per two Kits (“Two Kits Cost Plus Maximum Price”) above the Two Kit Cost Plus Maximum Price, IDEC will supply Commercial Requirements at [***] of Cost of Goods Sold.

5.2	Invoices and Method of Payment

(a)	For the first calendar year or part thereof during which Kits are purchased by SCHERING from IDEC hereunder (the “First Purchase Year”), the purchase price of Kits and Kit Components will be based on a good faith assessment by IDEC , taking account of all available knowledge and experience, of the likely actual Costs of Goods Sold of the Kit in the First Purchase Year. Within three months of the end of the First Purchase Year, IDEC will notify SCHERING of the actual Cost of Goods Sold of Kits supplied during the First Purchase Year and the purchase price will be retroactively adjusted. Each Party shall pay any sums owing to the other Party as a result of such adjustment within four (4) weeks of notification by the other Party of the amount due. The purchase price of the Kit for the calendar year following the First Purchase Year (such year and every succeeding calendar year being referred to as a “Purchase Year”) will be calculated on the basis of the actual Cost of Goods Sold of Kits in the First Purchase Year and will be retroactively adjusted within three months of commencement of the next Purchase Year and the same procedure will be followed for each Purchase Year of the Supply Agreement.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

IDEC/Schering AG Supply Agreement 9 June 1999	14

(b)	IDEC shall prepare an invoice for each shipment of Kits setting forth the purchase price, broken down into Antibody Manufacturing Cost, Cost of Non-Antibody Components and Third Party Royalties. All payments to be made hereunder shall be made within thirty (30) days in U.S. dollars by bank wire transfer in immediately available funds to such account as IDEC shall designate before such payment is due, free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes due on behalf of the seller (to the extent applicable). SCHERING shall make any withholding payments due on behalf of IDEC and shall promptly provide IDEC with written documentation of any such payment sufficient to satisfy the reasonable requirements of an appropriate tax authority with respect to an application by the selling Party for a foreign tax credit for such payment or for similar treatment.

5.3	Audits

SCHERING shall have the right once per calendar year to request that its independent public accounting firm perform an audit of IDEC’s books of accounts for the sole purpose of verifying the calculations of Cost of Goods Sold in accordance with the Supply Agreement. Such audits will be conducted at the expense of SCHERING; provided, however, that if the audit results in an adjustment of greater than [***] percent [***] for Cost of Goods Sold in any period, the cost of the audit will be borne by IDEC. Audit results will be shared with both Parties. Audits are limited to results in the two (2) years prior to audit notification.

ARTICLE VI

ALTERNATE SUPPLY

6.1	Non-Antibody Components

After the Supply Agreement between IDEC and Catalytica expires or is terminated (provided that the earliest termination date is no later than five years following Regulatory Approval of Licensed Product in Licensed Territory, SCHERING shall be entitled to have its requirements of Non-Antibody Components supplied by an alternate supplier. SCHERING shall have the right to equip and qualify itself, an Affiliate, or a third party for the manufacture of Non-Antibody Components provided that SCHERING gives IDEC [***] months notice of its decision to switch suppliers, and provided further that IDEC does not have any reasonable objective grounds to object to such supplier.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

IDEC/Schering AG Supply Agreement 9 June 1999	15

6.2	Alternate Supply of Antibody Conjugate

(a)	Whenever IDEC anticipates that it will be unable to supply those quantities of Antibody Conjugate necessary to meet SCHERING’s Clinical Requirements or Commercial Requirements, as the case may be, IDEC shall promptly notify SCHERING of such anticipated inability. SCHERING shall be relieved of its obligation to purchase its requirements of Antibody Conjugate exclusively from IDEC during the period of IDEC’s inability to supply.

(b)	In the event (a) that IDEC should be unable to supply those quantities of Antibody Conjugate necessary to meet SCHERING’s Clinical Requirements or Commercial Requirements, as the case may be, for a period exceeding [***]months; or (b) IDEC notifies SCHERING of its decision to cease production of Antibody Conjugate at IDEC’s Facility; or (c) IDEC is no longer selling Licensed Product in the United States and the Cost of Goods Sold plus [***] for Kits (or, if the imaging step is required, the Cost of Goods Sold plus [***]) is greater than [***] times the price per Kit that SCHERING can document with a binding contract manufacturing bid based on good faith arms length negotiations,; in each such case SCHERING shall be relieved of its obligation to purchase Antibody Conjugate solely from IDEC and IDEC shall cooperate with SCHERING and any alternative supplier designated by SCHERING to allow such alternative supplier to meet SCHERING’s Clinical Requirements and Commercial Requirements of Antibody Conjugate, including the provision of a royalty-free license under any manufacturing technology of IDEC. SCHERING warrants that it will secure all the licenses necessary to manufacture Licensed Product.

ARTICLE VII

DISPUTE RESOLUTION

7.1	Disputes

(a)	The Parties recognize that disputes as to certain matters may from time to time arise during the term of the Supply Agreement which relate to the Parties’ rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under the Supply Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article VII, if and when a dispute arises under the Supply Agreement.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

IDEC/Schering AG Supply Agreement 9 June 1999	16

(b)	Any unresolved disputes arising hereunder shall be first referred to the Steering Committee under the Collaboration Agreement by any Party at any time after such dispute has arisen and such Party believes that there has been sufficient discussion of the matter at levels below the Steering Committee. If the Steering Committee is unable to resolve such dispute within [***] days of being requested by a Party to resolve a dispute, any Party may, by written notice to the other, have such dispute referred to their respective chief operating officers, for attempted resolution by good faith negotiations within [***] days after such notice is received. In the event the designated operating officers are not able to resolve such dispute, any Party may at any time after the [***] day period invoke the provisions of Section 7.2

7.2	Mediation and Arbitration

The Parties agree that any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by IDEC or SCHERING) arising out of or relating to the Supply Agreement, or the breach, termination, or invalidity thereof, shall be resolved through negotiation, mediation and/or binding arbitration. If a dispute arises between the Parties, and if said dispute cannot be resolved pursuant to Section 7.1, the Parties agree to first try in good faith to resolve such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. If efforts at mediation are unsuccessful within [***] days, any unresolved controversy or claim between the Parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. Each Party shall select one arbitrator to resolve the dispute. The arbitration decision shall be rendered within six months of conclusion of mediation and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. The mediation or arbitration proceeding shall be conducted in New York, New York. The Parties agree that they shall share equally the cost of the mediation/arbitration filing and bearing fees, and the cost of the mediator/arbitrator. Each Party must bear its own attorney’s fees and associated costs and expenses.

7.3	Jurisdiction

For the purposes of this Article VII, the Parties agree to accept the jurisdiction of the federal courts located in the Southern District of New York for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

IDEC/Schering AG Supply Agreement 9 June 1999	17

ARTICLE VIII

TERM AND TERMINATION

8.1	Term and Termination

The Supply Agreement shall commence as of the Effective Date and continue in full force and effect until the Collaboration Agreement is terminated or expires subject to any ongoing obligations provided for in the Collaboration Agreement, which shall apply also to the Supply Agreement.

8.2	Termination for Breach

This Agreement may be terminated (i) in its entirety by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof or (ii) with respect to the 2B8 or the Antibody Conjugate or any Non-Antibody Components in the event of the material breach or default by the other Party of the terms and conditions hereof with respect to the 2B8 or the Antibody Conjugate or the Non-Antibody Components as the case may be, provided however that the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have sixty (60) days to respond by curing such default or by delivering to the other Party a certificate that such breach is not capable of being cured within such sixty (60) days and that the breaching Party is working diligently to cure such breach, but in no event shall the time period for curing such breach exceed an additional thirty (30) days. If the breaching Party does not so respond or fails to cure the breach within the additional time set forth above, then the other Party may terminate this Supply Agreement, either in its entirety or with respect to 2B8 or the Antibody Conjugate or the Non-Antibody Components, as the case may be. Termination of this Supply Agreement pursuant to this Section 8.2 shall not affect any other rights or remedies which may be available to the non-defaulting Party and shall not effect termination of the Collaboration Agreement.

8.3	Consequences of Termination

In the event of termination by SCHERING pursuant to Section 8.2 above, the provisions of Section 14.5(c) of the Collaboration Agreement shall apply.

IDEC/Schering AG Supply Agreement 9 June 1999	18

ARTICLE IX

MISCELLANEOUS

9.1	Notices

All notices and demands required or permitted to be given or made pursuant to the Supply Agreement shall be in writing and given: (i) immediately upon personal delivery or facsimile transmission to the Parties to be notified, (ii) one (1) day after deposit with a commercial overnight courier with tracking capabilities, or (iii) five (5) days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid and properly addressed to the address of the Party to be notified as shown below:

to IDEC:	Corporate Secretary IDEC Pharmaceuticals Corporation 11011 Torreyana Road San Diego, CA 92121

with copies to:	President Facsimile: 01 (858) 550-8750

to SCHERING:	Schering A.G. 13342 Berlin, Germany Facsimile: 011 49 30 4681 4086

or to such other address as to which either Party may notify the other in accordance with this Section. Any notice sent by facsimile shall be followed within 24 hours by a signed notice sent by overnight courier.

9.2	Force Majeure

Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, viral, bacterial, or mycoplasm contamination of Licensed Product with no assignable cause for any such contamination after FDA mandated inspection by IDEC, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, whether or not of the kind listed in the foregoing examples, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. To the extent one Party is unable to perform its obligations hereunder due to a force majeure event described in the preceding sentence and the other Party is commercially able to do so (the “Able Party”“), the Able Party shall use its Commercially Reasonable and Diligent Efforts to perform the obligations of the Unable Party for appropriate compensation so long the Unable Party is affected by the force majeure event.

IDEC/Schering AG Supply Agreement 9 June 1999	19

9.3	Assignment

The Supply Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign the Supply Agreement without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld; provided, however, either Party may assign, without consent of the other Party, all of its rights and obligations under the Supply Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. The Supply Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder.

9.4	Waiver

Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in the Supply Agreement.

9.5	Severability

If any term, covenant or condition of the Supply Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of the Supply Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of the Supply Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of the Supply Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of the Supply Agreement are to be effectuated.

9.6	Governing Law

The Supply Agreement shall be governed by and construed in accordance with, the laws of the State of California without giving effect to principles of conflict of laws or the United Nations Convention on Contracts for the International Sale of Goods.

IDEC/Schering AG Supply Agreement 9 June 1999	20

9.7	Ambiguities

Ambiguities, if any, in the Supply Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.8	Counterparts

The Supply Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9	Conflicts with Collaborations Agreement

To the extent that there is any conflict between any of the terms of the Supply Agreement and any of the terms of the Collaboration Agreement, the terms of the Supply Agreement shall govern.

9.10	Entire Agreement

Except for those agreements expressly identified in the Supply Agreement, the Supply Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto regarding the subject matter hereof. No subsequent alteration, amendment, change or addition to the Supply Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

9.11	Accrued Rights, Surviving Obligations

Termination, relinquishment or expiration of the Supply Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations under Sections 4, 11, Article VII, Sections 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.9, 9.10, and 9.11 herein, and any other obligations which are expressly indicated to survive the termination or expiration of the Agreement.

IDEC/Schering AG Supply Agreement 9 June 1999	21

IN WITNESS WHEREOF, the Parties have executed the Supply Agreement effective on the date first set forth above.

SCHERING AKTIENGESELLSCHAFT		IDEC PHARMACEUTICALS CORPORATION

By:		By:
Title:	MEMBER OF BOARD OF EXECUTIVE DIRECTORS	Title:	CHIEF OPERATING OFFICER
Date:	9th June 1999	Date:	JUNE 9, 1999

By
Title	HEAD OF STRATEGIC BUSINESS UNIT THERAPEUTICS

Date	9th June 1999

IDEC/Schering AG Supply Agreement 9 June 1999	22

EXHIBIT A

Specifications

Current specifications are provisional and will be established upon completion of the 1999 BLA-enabling campaigns

TABLE 10

IDEC-2B8-MX-DTPA KIT COMPONENT

RELEASE TESTING AND SPECIFICATIONS

[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

TABLE 11

FORMULATION BUFFER

RELEASE TESTING AND SPECIFICATIONS

[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

TABLE 12

50 Mm SODIUM ACETATE

RELEASE TESTING AND SPECIFICATIONS

[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

TABLE 13

REACTION VIAL

RELEASE TESTING AND SPECIFICATIONS

[***]

[***]:	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT B

Intercompany Quality Agreement

INTERCOMPANY QUALITY AGREEMENT

Between IDEC Pharmaceuticals Corporation and Schering A.G.

TABLE OF CONTENTS

1. QUALITY AGREEMENT
1.1 Purpose
1.2 Relationship to Supply Agreement
1.3 The Products

2. QUALITY CONTACTS

3. MANUFACTURING CGMP COMPLIANCE
3.1 General
3.2 Facilities
3.3 CGMP Compliance
3.4 Master Controlled Documents
3.5 Manufacturing Processes
3.6 Lot Numbers
3.7 Dates of Manufacture and Expiration
3.8 Storage and Shipment

4. QUALITY CONTROL
4.1 General
4.2 CGMP Compliance
4.3 Master Controlled Documents
4.4 Raw Materials and Components
4.5 In-Process and Product Testing
4.6 QC Action Limits and Specifications
4.7 Retain Samples
4.8 Stability Program
4.9 Contract QC Laboratories
4.10 Out-of-Specification (OOS) Investigations

5. QUALITY ASSURANCE
5.1 General
5.2 CGMP Compliance
5.3 Master Controlled Documents
5.4 Variance Investigations
5.5 Lot Disposition
5.6 Product Complaints
5.7 Product Recalls
5.8 Records Retention
5.8 QA Presence in the Manufacturing Facility

Quality Agreement 9 June 1999	i

6. REGULATORY CMC COMPLIANCE
6.1 Regulatory Compliance Inspections
6.2 Right to Audit
6.3 Audit Closeout

7. DISPUTE RESOLUTION
7.1 Non-Conformity Dispute
7.2 Test Result Dispute

8. CHANGE MANAGEMENT
8.1 Controlled Documentation
8.2 Change Control

9. ANNUAL PRODUCT REVTEW

10. MANUFACTURING PROCESS CHANGE REPORT

11. CMC REGULATORY FILING SUPPORT

Quality Agreement 9 June 1999	ii

1.	QUALITY AGREEMENT

1.1	Purpose

This agreement defines the roles, responsibilities and interactions between the Quality Departments of IDEC PHARMACEUTICALS CORPORATION (herein called “IDEC”) and SCHERING AG (herein called “SCHERING”).

1.2	Relationship to Supply Agreement

This agreement shall be incorporated within and constitute a part of the Supply Agreement between the two companies. Terms defined in the Supply Agreement and used in this Agreement shall have the meanings attributed to them in the Supply Agreement unless expressly stipulated to the contrary.

1.3	The Products

The PRODUCTS covered by this agreement are described in the Supply Agreement and include 2B8; the Antibody Conjugate; the Non-Antibody Components; and the Kits, all of which are referred to collectively in this Intercompany Quality Agreement as the PRODUCTS.

2.	QUALITY CONTACTS

Emergency contact names and numbers, during and outside working hours, for the heads of Quality at each company:

John Geigert

Vice President, Quality, IDEC

Work:	(858) 550-8641
Home:	(760) 943-6986

Dr. Anneliese Fehse-Jonas

Head of Quality Control, SCHERING,

Work:	0049 30 4681 2526
Home:	0049 30 3616 723

The IDEC and SCHERING Quality Departments will jointly establish a list of Quality contacts in order to conduct their business.

Quality Agreement 9 June 1999	1

3.	MANUFACTURING CGMP COMPLIANCE

3.1	General

The manufacturing operations for the PRODUCTS are defined in the Supply Agreement.

3.2	Facilities

3.2.1	IDEC will manufacture 2B8 at an IDEC facility. Catalytica Pharmaceuticals or another designee so designated by IDEC (under contract to IDEC) and agreed to by SCHERING will manufacture the Antibody Conjugate from 2B8 supplied by IDEC and the Non-Antibody Components at its Greenville, North Carolina site.

3.2.2	The premises and equipment used to manufacture the Kit Components will be according to current regulatory requirements and in accordance with Regulatory Approvals and in accordance with the controlled documentation approved by IDEC and agreed with SCHERING.

3.2.3	IDEC shall not be entitled to make a change in the facility that will impact the manufacture of the PRODUCTS from a regulatory compliance standard or which would otherwise have an adverse impact on SCHERING in Licensed Territory without the prior written consent of SCHERING, such consent not to be unreasonably withheld.

3.2.4	The production of the PRODUCTS will be conducted in a suitably controlled environment and such facilities will be regularly monitored for parameters critical to the process (e.g., temperature, room pressures, viable and non-viable particles) to demonstrate compliance with CGMP guidelines and any conditions registered in the manufacturing authorization.

3.2.5	Controlled access will be maintained to the premises. All visitors must sign-in and are escorted during any visit to the areas of the premise used to manufacture, test, and store the PRODUCTS.

3.3	CGMP Compliance

The principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211, and 600) and “The Rules Governing Medicinal Product in The European Community—Volume IV Good Manufacturing Practice for Medicinal Products” CGMP Guidelines will cover the standards of manufacture of the PRODUCTS, including any applicable product license requirements.

Quality Agreement 9 June 1999	2

3.4	Master Controlled Documents

3.4.1	IDEC is responsible for ensuring that master batch records are in place for all manufacturing operations related to the PRODUCTS.

3.4.2	IDEC is responsible for ensuring that SOPS required to manufacture the PRODUCTS, and to support CGMPS, are in place.

3.4.3	Changes to these controlled documents will be handled as outlined by Change Management (see Section 8).

3.5	Manufacturing Processes

3.5.1	IDEC is responsible for ensuring that all equipment, computer, utility and facility qualification and validation activities associated with the manufacture of the PRODUCTS are in place.

3.5.2	IDEC is responsible for ensuring that the manufacturing processes for the PRODUCTS are validated.

3.5.3	IDEC is responsible for ensuring that adequate cleaning is carried out between lots of different products to prevent contamination, and that there are established cleaning limits for product changeover.

3.6	Lot Numbers

IDEC is responsible for ensuring that “Lot Identification Numbers” for all PRODUCTS are in place, and will provide a unique identifier to each lot.

3.7	Dates of Manufacture and Expiration

3.7.1	Date of Manufacture

The Date of Manufacture will be defined in master production records.

3.7.2	Expiration Date

IDEC, consistent with regulatory agency approval, will set the expiry period for the PRODUCTS.

The Expiration Date will be calculated from the Date of Manufacture using the approved expiry period. The Expiration Date will be the last day of the month computed above.

Quality Agreement 9 June 1999	3

3.8	Storage and Shipment

3.8.1	Storage

IDEC, consistent with regulatory agency approval, will set the storage conditions for the PRODUCTS.

3.8.2	Shipment

Any shipment of the PRODUCTS requires prior written consent by IDEC Quality. This authorization will be on a lot by lot basis.

4.	QUALITY CONTROL

4.1	General

The QC testing activities for the PRODUCTS are divided by contract between IDEC and Catalytica. In general, IDEC is responsible for testing activities related to the 2B8 and the Antibody Conjugate. In general, Catalytica is responsible for testing activities related to the sodium acetate buffer component, the formulation buffer component and the reaction vial component. Notwithstanding any such division of responsibility, IDEC remains solely responsible to SCHERING for all QC testing of PRODUCTS.

4.2	CGMP Compliance

The principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211, and 600) and “The Rules Governing Medicinal Product in The European Community—Volume IV Good Manufacturing Practice for Medicinal Products” CGMP Guidelines will cover the standards of QC for the PRODUCTS, including the product specifications and any applicable product license or pharmacopoeia or formulatory requirements.

4.3	Master Controlled Documents

4.3.1	IDEC is responsible for ensuring that master controlled documents are in place for all QC operations (e.g., laboratory operations, sampling plans, test methods, specifications and stability protocols) related to the PRODUCTS.

4.3.2	Changes to these controlled documents will be handled as outlined by Change Management (see Section 8).

Quality Agreement 9 June 1999	4

4.4	Raw Materials and Components

4.4.1	IDEC is responsible for ensuring that approved suppliers for raw materials and components used in the manufacture of the PRODUCTS are in place.

4.4.2	IDEC is responsible for ensuring that qualification of the approved raw material suppliers is in place.

4.4.3	IDEC is responsible for ensuring that only chemical materials, packaging and labeling components, approved within the master production records, are used.

4.5	In-Process and Product Testing

4.5.1	IDEC is responsible for ensuring that all required QC in-process and product testing is carried out using the sampling plans, test methods and specifications listed in master controlled documents.

4.5.2	IDEC will qualify reference standards, and will work with SCHERING to ensure that an adequate supply is available for SCHERING’s use if needed. Financial liability for supplying SCHERING with such standards shall be at SCHERING’s expense.

4.5.3	SCHERING may perform testing to confirm IDEC provided test results, at their expense. Dispute resolutions in conflicting test data will be handled per Section 7.

4.5.4	Should regulatory agencies require SCHERING to perform on-site QC testing for the PRODUCTS, IDEC will work with SCHERING to transfer the relevant test methods and validate the assays at the new site. Financial liability for these activities shall be at SCHERING’s expense.

4.6	QC Action Limits and Specifications

4.6.1	Each in-process QC test will have an action limit assigned and each product release QC test will have a specification assigned.

4.6.2	Changes to these controlled action limits and specifications will be handled as outlined by Change Management (see Section 8).

4.7	Retain Samples

4.7.1	Retain Samples – Excipients Used in Final Formulations

IDEC will ensure that retain samples of the excipients used in the final formulations are held for at least six (6) years beyond the expiry period of the Licensed Products in which used. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing. (21 CFR 211.170a)

Quality Agreement 9 June 1999	5

4.7.2	Retain Samples – PRODUCTS

IDEC will ensure that it retains samples of the PRODUCTS are held for at least six (6) years beyond the expiry period. The amount of sample retained will be four times the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing. (21 CFR 211.170b) SCHERING will be granted access to half of the retained samples for SCHERING’s own analysis.

4.8	Stability Program

4.8.1	IDEC is responsible for ensuring that a routine stability testing program for the PRODUCTS is in place.

4.8.2	The stability program will be in compliance with regulatory agency commitments.

4.8.3	The stability program will generally follow ICH guidelines.

4.8.4	Any confirmed problems that arise as a result of the stability program will be communicated promptly to SCHERING by IDEC.

4.9	Contract QC Laboratories

4.9.1	IDEC is responsible for ensuring the compliance of any QC laboratories that may be contracted to perform testing of the PRODUCTS or materials used in the manufacture of the PRODUCTS.

4.9.2	IDEC will have an agreement with each contract testing laboratory that permits access by regulatory agency inspectors and IDEC auditors.

4.10	Out-of-Specification (OOS) Investigations

4.10.1	IDEC is responsible for ensuring that the appropriate investigation is carried out for any testing that fails to meet specification.

4.10.2	Each investigation will be reviewed and approved by IDEC, and will follow the current procedures recommended by regulatory agencies.

Quality Agreement 9 June 1999	6

5.	QUALITY ASSURANCE

5.1	General

The QA activities for the PRODUCTS are divided by contract between IDEC and Catalytica. In general, IDEC is responsible for QA activities related to the 2B8 and the Antibody Conjugate. In general, Catalytica is responsible for QA activities related to sodium acetate buffer component, the formulation buffer component, and the reaction vial component. IDEC has absolute responsibility for release of the PRODUCTS.

5.2	CGMP Compliance

The principles detailed in the US Current Good Manufacturing Practices (21 CFR 200, 211, and 600) and “The Rules Governing Medicinal Product in The European Community – Volume IV Good Manufacturing Practice for Medicinal Products” CGMP Guidelines will cover the standards of QA for the PRODUCTS, including any product license requirements.

5.3	Master Controlled Documents

5.3.1	IDEC is responsible for ensuring that master controlled documents are in place for all QA operations (e.g., investigations, auditing, lot release protocols) related to the PRODUCTS.

5.3.2	Changes to these controlled documents will be handled as outlined by Change Management (see Section 8).

5.4	Variance Investigations

5.4.1	IDEC will ensure that any variance (deviation) that arises from either the process during manufacture or testing the PRODUCTS is carefully explained and documented in the records, justified and approved by Quality Assurance.

5.4.2	Any QC in-process action limit (see Section 4.6.1) that is exceeded will be treated as a variance.

5.4.3	IDEC will notify SCHERING if any problems are discovered during the investigation of a variance that may impact the PRODUCTS lot(s) previously shipped.

5.5	Lot Disposition

5.5.1	Release of the PRODUCTS for further labeling and distribution by SCHERING is the absolute responsibility of IDEC Quality.

Quality Agreement 9 June 1999	7

5.5.2	For each lot released, IDEC will provide SCHERING a copy of the Certificate of Analysis (COA) and a Certificate of Compliance (COC).

5.5.3	Certificate of Analysis (COA): This document will include the name of the PRODUCTS, the lot number and the date of manufacture. The COA will list the In-Process QC tests performed, action limits and actual test results. The COA will also list the product release QC tests performed, specifications and actual test results.

5.5.4	Certificate of Compliance (COC): This document will attest to the fact that the lot of PRODUCTS was made in accordance with all applicable regulations, product licenses, and company policies. This document will include the lot quantity approved, the lot yield, and the expiration date. It will also include a listing of all manufacturing variances and/or incidents for the lot that have been adjudicated

5.5.5	The separate Kit Components will be minimally identified by size and the distinct color of caps or such reasonable identifiers requested by SCHERING.

5.6	Product Complaints

5.6.1	IDEC is responsible for receiving and initially investigating any Licensed Products complaints in the United States.

5.6.2	IDEC will notify SCHERING promptly, in any case within five (5) Business Days, of any product complaints received, SCHERING will respond in writing with five (5) business days, and IDEC will provide SCHERING in writing the results of the investigation within thirty (30) business days.

5.6.3	SCHERING is responsible for receiving and initially investigating any Licensed Products complaints in the Licensed Territory.

5.6.4	SCHERING will notify IDEC promptly, in any case within five (5) Business Days, of any product complaints received, IDEC will respond in writing within five (5) business days, and SCHERING and will provide IDEC in writing the results of the investigation within thirty (30) business days.

5.6.5	IDEC will send SCHERING a listing of all product complaints received during the preceding year in respect of the Licensed Product by the end of February in each year.

5.6.6	SCHERING will send IDEC a list of all product complaints received during the preceding year in respect of the Licensed Product by the end of February in each year.

Quality Agreement 9 June 1999	8

5.7	Product Recalls

5.7.1	IDEC is responsible for instituting a Licensed Product recall in the United States due to any defect considered sufficiently serious.

5.7.2	IDEC will notify SCHERING within 24 hours of any recall of the Licensed Product, and will work closely with SCHERING on any proposed corrective actions.

5.7.3	SCHERING is responsible for instituting a Licensed Product recall in the Licensed Territory due to any defect considered sufficiently serious.

5.7.4	SCHERING will notify IDEC within 24 hours of any recall of the Licensed Product, and will work closely with IDEC on any proposed corrective actions.

5.7.5	Before any product recall is carried out, the drug safety manager of SCHERING or IDEC as the case may be will notify his counterpart of the reason for the withdrawal.

5.7.6	Without prejudice to the provisions of Article XV of the Collaboration Agreement or any other remedies available to SCHERING, where such Product Recall has been caused by any breach by IDEC of its obligations under the Collaboration Agreement, the Supply Agreement or the Intercompany Quality Agreement, then IDEC shall pay all of SCHERING’s actual costs for notification, destruction or return of the units of Licensed Product recalled and pay any costs directly associated with the manufacture or distribution of replacement Licensed Product. SCHERING may also, without penalty, amend the Firm Forecast for the six months following the date of the Product Recall to take account of such Product Recall.

5.8	Records Retention

5.8.1	IDEC is responsible for ensuring that records are kept of equipment usage (previous product produced in non-dedicated equipment), of cleaning, and of any maintenance/calibration performed.

5.8.2	IDEC is responsible to ensure that lot production records and testing records are maintained for the PRODUCTS for the expiry date of the PRODUCTS plus one year, at a minimum.

5.9	QA Presence in the Manufacturing Facility

IDEC is responsible for ensuring that adequate QA presence occurs in the manufacturing facility during the manufacture of the PRODUCTS to ensure compliance with CGMPs.

Quality Agreement 9 June 1999	9

6.	REGULATORY CMC COMPLIANCE

6.1	Regulatory Compliance Inspections

6.1.1	IDEC will inform SCHERING with as much advance notice as possible of any regulatory inspections that may involve the PRODUCTS and shall, where possible, provide SCHERING with the opportunity to observe the inspection closeout session, if requested.

6.1.2	IDEC also agrees to notify SCHERING promptly of any written or oral inquiries, notifications or inspection activity by any governmental entity (or any third party authorized by a governmental entity) in regard to any of the PRODUCTS. IDEC shall furnish to SCHERING promptly copies of any report or correspondence issued by the governmental entity (or a third party authorized by a governmental entity) in connection with such visit or inquiry, including but not limited to any FDA Form 483 (List of Inspectional Observations) or warning letter or equivalents thereto from the EMEA or other regulatory authority in the Licensed Territory and copies of all responses or explanations relating to items set forth above, in each case purged only of trade secrets or other confidential or proprietary information of IDEC that are unrelated to the obligations under this Agreement or the Supply Agreement and are unrelated to the PRODUCTS

6.1.3	IDEC shall notify SCHERING of any other production issues or other information of which IDEC becomes aware which may affect the regulatory status of the PRODUCTS.

6.1.4	IDEC agrees to promptly rectify or resolve any deficiencies noted by a governmental entity (or a third party authorized by a governmental entity) in a report or correspondence issued to IDEC and which are relevant to IDEC’s performance under this Agreement or the Supply Agreement or the Collaboration Agreement.

6.1.5	IDEC will inform SCHERING sufficiently in advance of any CMC commitment to a regulatory agency resulting from an inspection regarding the PRODUCTS. SCHERING will be given the opportunity to comment on the proposed response to regulatory agencies in the Licensed Territory. IDEC will give due consideration to SCHERING’s comments, provided the comments are received by IDEC within time commitments needed to address regulatory concerns.

6.1.6	SCHERING has the right to perform an inspection at IDEC or at any third party engaged in manufacturing or testing Kit Components subject to limitations of Section 6.2. IDEC will also cooperate in any inspection required by any European or Japanese regulatory authority.

Quality Agreement 9 June 1999	10

6.2	Right to Audit

6.2.1	IDEC will allow representatives from SCHERING to have access to manufacturing, warehousing, laboratory premises and records at IDEC for audit purposes listed below in 6.2.2 and 6.2.3. SCHERING representatives will be escorted at all times by IDEC personnel.

6.2.2	IDEC will permit SCHERING to conduct for cause investigative audits to address material PRODUCT quality or safety problems.

6.2.3	IDEC will permit SCHERING to perform one standard GMP compliance audit per year in those years which IDEC is conducting a manufacturing campaign. A thirty day written notice to IDEC is required to permit scheduling.

6.2.4	SCHERING auditing of Third Party contracted operations (e.g., Catalytica) will occur only under IDEC’s lead and consistent with contractor’s policies.

6.3	Audit Closeout

6.3.1	An exit meeting will be held with representatives from SCHERING and IDEC to discuss significant audit observations.

6.3.2	SCHERING will provide a written report of all observations to IDEC. IDEC will provide a written response to all findings.

7.	DISPUTE RESOLUTION

7.1	Non-Conformity Dispute

In the event that a dispute arises between SCHERING and IDEC in the non-conformity of a lot of the PRODUCTS, the heads of Quality, or their delegated representatives, from both companies will in good faith promptly attempt to reach an agreement.

7.2	Test Result Dispute

7.2.1	In the event that a dispute arises between SCHERING and IDEC in the testing performed by SCHERING for the PRODUCTS, the resolution will proceed in stages. The first stage requires direct communication between analysts from both parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples should be sent from one site to another in an attempt to reach agreement. Should there be a failure to achieve resolution, analysts from both parties will be required to meet to work through the analysis of a mutually agreeable sample. If these actions fail to achieve resolution, and only after these avenues have been exhausted, a qualified referee laboratory will be used to achieve resolution. This laboratory must be agreeable to both parties prior to use. The results from this referee laboratory will be used as final authority to determine responsibilities.

Quality Agreement 9 June 1999	11

7.2.2	In the event that the heads of Quality are unable to resolve the dispute within thirty days, the Parties shall select an independent testing laboratory acceptable to both parties to perform an analysis of nonconformity and render a decision on the responsible party. The decision of such independent testing laboratory shall be final and binding on the Parties. In the event the independent testing laboratory determines the dispute in SCHERlNG’s favor, the costs of the testing laboratory will be borne by IDEC. In the event that the independent testing laboratory determines the dispute in IDEC’s favor, the costs of the testing laboratory will be borne by SCHERING.

8.	CHANGE MANAGEMENT

8.1	Change Consent

Upon filing of the Market Authorization Application (MAA) in the Licensed Territory, IDEC agrees that no changes will be made to any materials, specifications, equipment or methods of production or sites of production or testing of any PRODUCTS without SCHERlNG’s prior written approval, such approval not to be unreasonably withheld. Subsequent to such approval of SCHERING, IDEC may then make such approved changes in manufacturing procedures so long as, in any event, (i) such changes are permitted by applicable governmental regulations and the terms of any licenses, registrations, authorizations or approvals previously granted by the applicable governmental entity with respect to such PRODUCTS, and (ii) SCHERING receives copies of all documentation relating to such approved changes. If the changes require the additional license, registration, authorization or approval of any applicable governmental entity in the Licensed Territory, IDEC may not implement the changes until it receives written notice from SCHERING that the governmental entity has authorized the change. IDEC shall cooperate fully with SCHREING in preparing, and will provide all necessary data and information for, a submission requesting prior authorization or approval of a change in materials, specifications, equipment, locations or methods of production or testing of the PRODUCTS.

8.2	Controlled Documentation

8.2.1	All manufacturing, testing and storage operations performed for the PRODUCTS will have IDEC Quality review and written approval.

Quality Agreement 9 June 1999	12

8.2.2	The Quality Departments of IDEC and SCHERING will determine which of these controlled documents also require a SCHERING Quality review and written approval.

8.3	Change Control

8.3.1	Changes to the controlled documents or to validated equipment and systems specific to the PRODUCTS must have an IDEC Quality written approval and the approval of SCHERING, such approval not to be unreasonably withheld, prior to implementation.

8.3.2	Changes to the controlled documents will be consistent with regulatory agency notification requirements.

9.	ANNUAL PRODUCT REVIEW

IDEC is responsible for ensuring that an Annual Product Review for the PRODUCTS is prepared, per 21 CFR 211.180(e). This report will cover all manufacturing, testing and storage activities. It will be a review of any changes at in the manufacturing, testing, storage or validation of the PRODUCTS in the previous calendar year and a summary of lots made, released, and rejected. Also, control charting or trend analysis of key product parameters will be performed. Any abnormalities will be explained in the annual review.

SCHERING will receive, no later than ten (10) business days after signature of the report, five (5) copies thereof.

10.	MANUFACTURING PROCESS CHANGE REPORT

IDEC is responsible for ensuring that an Annual Manufacturing Process Change Report is prepared, per 21 CFR 601.12(d).

11.	CMC REGULATORY FILING SUPPORT

11.1	Each Party shall promptly notify the other of new regulatory requirements of which it may become aware which are relevant to the manufacture, testing and storage of the PRODUCTS, and shall confer with each other with respect to the best means to comply with such requirements.

11.2	If a manufacturing process change or release requirement is required by a regulatory agency, each Party shall provide reasonable technical and regulatory assistance to support any necessary regulatory filings that the filing party will make to obtain regulatory approval. Financial liability for such changes shall be at SCHERING’s expense, if such change if required in the Licensed Territory.

Quality Agreement 9 June 1999	13

December 16, 2004	VIA FEDERAL EXPRESS

Schering A.G.

13342 Berlin, Germany

To Whom It May Concern:

This letter shall serve as an amendment to that certain Supply Agreement between Biogen Idec Inc. (formerly IDEC Pharmaceuticals Corporation) and Schering Aktiengesellschaft, dated as of June 9, 1999 (the “Agreement”). Capitalized terms used in this letter, but not otherwise defined, shall have the meanings given them in the Agreement. Except as otherwise specifically set forth in this letter, all provisions of the Agreement remain in full force and effect.

1.	The Agreement is hereby amended so that during the period beginning retroactively on January 1, 2002 and ending December 31, 2004, Section 2.13 shall be amended and restated as follows:

“2.13 “Cost of Goods Sold” shall mean the total of (i) $[***] per Kit and (ii) [***].”

2.	The Agreement is hereby amended so that during the period beginning January 1, 2005 and ending December 31, 2009, Section 2.13 shall be amended and restated as follows:

“2.13 “Cost of Goods Sold” shall mean the total of (i) $[***] per Kit and (ii) [***]; provided, that during any calendar year, if (a) a Triggering Event has occurred, (b) the average sum of the [***] and the [***] for all Kits ordered by Schering during such calendar year is less than $[***] per Kit and (c) Biogen Idec determines in its sole discretion that the Cost of Goods Sold should be adjusted retroactively for such calendar year and thereafter, the Cost of Goods Sold shall be adjusted retroactively for such calendar year and prospectively to reflect such average sum. The applicable costs for each of the four Kit Components shall be set forth in each invoice delivered to Schering by Biogen Idec.”

Biogen Idec 5200 Research Place San Diego, CA 92122 Phone 858 401 8000 www.biogenidec.com

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3.	The Agreement is hereby amended to add a new Section 2.33 as follows:

“2.33 “Triggering Event” shall mean (i) a material change in the manufacturing process of the Kits that requires FDA approval, (ii) a change in the manufacturing site for the Kits or a Kit Component or (iii) a material increase in the volume of Kits manufactured by Biogen Idec in a calendar year.

4.	Section 5.1(b) of the Agreement is hereby amended and restated as follows:

“(b)	Commercial Requirements. BIOGEN IDEC will supply all Commercial Requirements to SCHERING at BIOGEN IDEC’s Cost of Goods Sold.

5.	The Agreement is hereby amended to add a new Section 5.1(c) as follows:

“(c)	Training Kits. If and when available for distribution, BIOGEN IDEC will supply all training Kits for clinical and commercial purposes to SCHERING free of charge; provided that under no circumstance shall BIOGEN IDEC have an obligation to manufacture Kits for such purpose. SCHERING agrees to pay for the shipping costs thereof.

6.	Section 5.2(a) of the Agreement is hereby amended and restated as follows:

“(a)	During the term of this Agreement, the purchase price of Kits and Kit Components will be BIOGEN IDEC’s Cost of Goods Sold. In the event that the Cost of Goods Sold is retroactively adjusted at the end of a calendar year (as provided for in Section 2.13 hereof), it shall be so adjusted within three (3) months following the end of the calendar year for which an adjustment is made.

7.	The first sentence of Section 5.2(b) of the Agreement is hereby amended and restated as follows:

“(b)	BIOGEN IDEC shall prepare an invoice for each shipment of Kits setting forth each component of BIOGEN IDEC’s Cost of Goods Sold for such Kits.”

In addition to the foregoing, the Parties agree to engage in good faith discussions regarding an amendment to the Agreement beginning on January 1, 2007, to fix, for the period beginning on January 1, 2010, a mutually agreeable cap on the sum of the [***] and the [***] components for the Cost of Goods Sold. If the Parties fail to fix a mutually agreeable cap on the sum of the [***] and the [***] components for the Cost of Goods Sold, then, until such a mutually agreeable cap is fixed by the Parties, the “Cost of Goods Sold” for the period commencing on January 1, 2010 shall mean the lesser of: (1) the sum of $[***] per Kit, plus [***], or (2) the sum of the [***], plus the [***], plus [***].

If you agree with the foregoing, please sign in the space provided below and return an original to me at your convenience.

Sincerely,

Edward Rodriguez Vice President

Acknowledged and Agreed

Schering A.G.

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AMENDMENT TO SUPPLY AGREEMENT

This Amendment to the Supply Agreement (this “Amendment”) is made effective as of the 16th day of January, 2012 by and between Biogen Idec US Corporation, a Massachusetts corporation (“Biogen Idec”), and Bayer Pharma AG, a German corporation f/k/a Schering Aktiengesellschaft (“Bayer”). Biogen Idec and Bayer are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

RECITALS

A. IDEC Pharmaceuticals Corporation and Schering Aktiengesellschaft entered into a Collaboration & License Agreement dated 9 June 1999, as amended on 13 July 2004 and 16 September 2005 (the “Collaboration Agreement”), relating to the development and commercialization of a product now known as Zevalin.

B. Pursuant to the Collaboration Agreement, IDEC Pharmaceuticals Corporation agreed to supply Schering Aktiengesellschaft with its requirements of Zevalin and, as such, the Parties entered into a Supply Agreement dated 9 June 1999, as amended on 14 December 2004 (the “Supply Agreement”).

C. IDEC Pharmaceuticals Corporation is now known as Biogen Idec Inc. and Schering Aktiengesellschaft is now known as Bayer Pharma AG.

D. Effective as of 1 July 2011, Biogen Idec Inc. assigned all of its rights and obligations under the Supply Agreement to Biogen Idec, which is an Affiliate of Biogen Idec Inc. The parties wish to document Bayer’s consent to such assignment.

E. The Parties wish to amend the Supply Agreement. Biogen Idec Inc. and Bayer are concurrently herewith superseding and replacing the Collaboration Agreement with an Amended and Restated License Agreement between such parties (the “License Agreement”); provided, however, that the Collaboration Agreement shall continue to apply with respect to events or activities occurring prior to the date hereof.

F. Bayer has agreed, subject to the terms and conditions of this Amendment, to release Biogen Idec of its supply obligations pursuant to the Collaboration Agreement and the License Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Capitalized terms used in this Amendment without definition shall have the same meanings ascribed to them in the Supply Agreement and, as applicable, the License Agreement. This Amendment shall be deemed to be Bayer’s written consent to the assignment of the Supply Agreement described in Recital D above.

2. Unless terminated earlier in accordance with its terms, the Supply Agreement shall expire on December 31, 2014. Following such expiration, Biogen Idec shall have no further supply-related obligations pursuant to the Supply Agreement, the Collaboration Agreement or the License Agreement (including, without limitation, supplying Kits or manufacturing 2B8) other than as set forth in Sections 7 and 8 below (i.e., manufacturing transfer activities) and Articles II, VII and IX of the Supply Agreement. Termination, relinquishment or expiration of the Supply Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of either Party prior to such termination, relinquishment or expiration (including, without limitation, damages arising from any breach thereunder).

3. This Amendment shall become effective only upon Biogen Idec Inc. and Bayer entering into the License Agreement. If the License Agreement is not entered into, then this Amendment shall be of no force or effect.

4. The Parties agree that the Cost of Goods Sold shall be US $[***] per Kit plus [***] and shall remain fixed until the expiration of the Supply Agreement (i.e., December 31, 2014); provided, however, that the Cost of Goods Sold shall be US $[***] per Kit for each Kit ordered for delivery between [***] and [***] so long as such Kits can be supplied from inventory of Kits existing when such order is submitted.

5. Notwithstanding that the Supply Agreement requires the supply of Kits, prior to expiration or earlier termination of the Supply Agreement and upon Bayer’s written request no later than [***], Biogen Idec agrees to conduct a single drug substance manufacturing campaign in [***] (at any time during [***] within [***] months of such written request) to supply Bayer with a quantity of 2B8 (i.e., the antibody) as Bayer orders to meet its anticipated requirements for the period following expiration or earlier termination of the Supply Agreement. Bayer shall make such a written request pursuant to a single purchase order sent in a manner and format consistent with Biogen Idec’s reasonable direction and made in batch quantities for batches produced using the 2,000 liter bioreactors in Biogen Idec’s Cambridge, MA facility. The price of such 2B8 shall be US $[***] per gram of active weight antibody for the first batch ordered and US $[***] per gram of active weight antibody for any additional batches ordered. Sections 4.7 (Non-Conforming Kit), 4.8 (Shipment), 4.9 (Governing Terms), 4.10 (Taxes) and 4.11 (No Implied Representations, Warranties or Conditions) and Article V (Payments and Invoices) shall apply with respect to any such 2B8 ordered pursuant to this Section 5 mutatis mutandis; provided, however, that payment for the price for each ordered batch shall be due and payable in [***] equal annual installments beginning on [***] and each anniversary thereof. Notwithstanding the foregoing, if Bayer assigns the Supply Agreement as contemplated by Section 6 below, then the price for each ordered batch (or, if applicable, the remaining installments for the price of each ordered batch) shall be paid in advance by the applicable assignee as a condition to such assignment; provided, however, that if such assignment occurs before such campaign, then the applicable assignee shall deposit funds for such advance payment into an escrow account with an escrow agent reasonably acceptable to Biogen Idec (it being understood that any escrow agreement, joint instructions or other terms of escrow release shall provide for the immediate release of funds to Biogen Idec upon delivery of any such 2B8 ordered pursuant to this Section 5).

6. In accordance with Section 9.3 of the Supply Agreement but subject to Section 5 above, Biogen Idec hereby consents to the assignment by Bayer of the Supply Agreement to any Third Party to whom (i) Bayer sublicenses all or substantially all of its rights in the Licensed Product pursuant to Section 5.2 the License Agreement or (ii) Bayer assigns all of its rights and obligations under the License Agreement pursuant to Section 13.1(b) of the License Agreement.

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7. Bayer acknowledges that Biogen Idec anticipates subcontracting and/or transitioning analytical services and fill/finish activities prior to [***] and conjugation activities during [***]. Pursuant to Section 3.5 of the Supply Agreement, Bayer hereby consents to such subcontracting and/or transitioning subject to the following:

(a) Bayer shall submit any and all applicable regulatory submissions to the appropriate regulatory authority in all jurisdictions for the Licensed Territory as soon as reasonably possible for the subcontracting and/or transitioning contemplated by this Section 7 and otherwise no later than six (6) months after completion of the applicable validation.

(b) Conjugation activities by the applicable contract manufacturing organization shall be validated using the 2B8 supplied to Bayer pursuant to Section 5 above. Biogen Idec shall be responsible for the costs of the applicable validation batch or batches (including, without limitation, the contract manufacturing organization’s cost of the campaign itself), except that Bayer shall pay Biogen Idec US $[***] per gram of active weight antibody used to produce Antibody Conjugate for the first batch and US $[***] per gram of active weight antibody used to produce Antibody Conjugate for any additional batches (it being understood that each batch will use a minimum of 17.8 grams of active weight antibody and that Bayer will only pay for that active weight antibody used to produce commercially usable Antibody Conjugate). Notwithstanding any provision herein to the contrary, the Parties acknowledge and agree that Biogen Idec shall have no further responsibility with respect to such Antibody Conjugate upon completion of the validation campaign.

(c) Biogen Idec shall use commercially reasonable efforts to engage a single contract manufacturing organization for the analytical services and the fill/finish activities, and Biogen Idec shall use commercially reasonable efforts to engage the same contract manufacturing organization for the conjugation activities. The identity of each contract manufacturing organization shall be subject to Bayer’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Biogen Idec shall cause any subcontract with any such contract manufacturing organization(s) to allow for its assignment to Bayer following the expiration or earlier termination of the Supply Agreement. The duration of any such subcontract shall commence prior to expiration or earlier termination of the Supply Agreement and shall be for a term that is typical for the type of agreement in question but, in any event, no less than [***] years. In negotiating any such subcontract, Biogen Idec shall negotiate in good faith to obtain commercially reasonable terms and conditions taking into account that such subcontract will be assigned to Bayer. Biogen Idec shall assign to Bayer, and Bayer shall assume from Biogen Idec, each such subcontract as soon as reasonably possible after the expiration or earlier termination of the Supply Agreement (it being understood that Bayer shall enter into an assignment and assumption agreement for each such subcontract in form and substance reasonably acceptable to both Biogen Idec and Bayer).

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Bayer acknowledges and agrees that Biogen Idec’s obligations under this Section 7 are dependent upon Bayer’s timely performance of its obligations under this Section 7. Biogen Idec recognizes and accepts that the obligations of this Section 7 shall survive expiration or earlier termination of the Supply Agreement to the extent such obligations are consistent with the manufacturing transfer activities contemplated by Section 8 below.

8. On expiration or earlier termination of the Supply Agreement, Biogen Idec and Bayer shall exercise fair dealing and negotiate in good faith to agree upon a project plan (the “Project Plan”) describing the activities required to effect an orderly transition of the manufacture of 2B8 (i.e., the antibody) and related conjugation activities for the Licensed Territory from Biogen Idec to Bayer or its designee, and the Parties shall subsequently implement the Project Plan. Without prejudice to the generality of the foregoing, the Project Plan shall include or address the following:

(a) the cost and expense of Biogen Idec’s personnel and resources used in connection with the implementation of the Project Plan will be borne by Biogen Idec;

(b) Biogen Idec delivering or providing access to Bayer or its designee of documentation reasonably necessary to effect such transition in an orderly manner consistent with regulatory requirements, including documentation summarizing any BIOGEN IDEC Know-How;

(c) if Bayer requests, Bayer or its designee obtaining the same rights as Biogen Idec Inc.’s rights under that certain Amended and Restated Non-Exclusive License Agreement, dated as of December 20, 2007, by and between Genentech, Inc. and Biogen Idec Inc. (which is commonly referred to by Biogen Idec as its “Cabilly license”) in connection with the manufacture of the Licensed Product for the Licensed Territory through a direct license from Genentech, Inc. to Bayer or its designee or, if a direct license cannot be achieved after the use of commercially reasonable efforts, a sublicense from Biogen Idec Inc. to Bayer or its designee (it being understood that Bayer or its designee shall enter into a sublicense agreement for such sublicense in form and substance reasonably acceptable to both Biogen Idec and Bayer); and

(d) limitations on the type, number, frequency and length of meetings, document requests and the like, as well as procedures and timelines with the aim of efficiently using Biogen Idec’s personnel and resources and otherwise minimizing cost and expense in connection therewith.

In furtherance of the foregoing, Biogen Idec’s obligations under the Project Plan shall be limited to (i) providing appropriate answers to specific, reasonable questions only during normal business hours and (ii) no more than a total of [***] person-days of time, in the aggregate for all participation, by all Biogen Idec personnel. Bayer acknowledges and agrees that Biogen Idec’s obligations under this Section 8 are limited in accordance with the Project Plan and are dependent upon (x) the reasonable competence of Bayer or its designee with respect to the activities at issue (including, without limitation, obtaining the required approvals in a timely manner for the conduct of manufacturing activities at a facility selected and prepared by Bayer or its designee and possession by Bayer or its designee of the requisite skills, equipment, ingredients and resources for the manufacture of product similar to the Licensed Product) and (y) Bayer’s timely performance of its obligations under Section 7 above, this Section 8 and the Project Plan. Notwithstanding any provision herein to the contrary, the Parties acknowledge and agree that Biogen Idec shall be obligated to participate in the manufacturing transfer activities contemplated by this Section 8 only once and that, subject as stated below, Biogen Idec shall have no further responsibility with respect to such activities thereafter. In the event that such transition is not successfully achieved through no fault of Biogen Idec or Bayer, Biogen Idec agrees to provide reasonable additional assistance if requested by Bayer, provided that Bayer shall pay for any costs and expenses associated with such additional assistance. Such costs and expenses shall be reasonable and shall be directly referable to the activities to be performed. Biogen Idec recognizes and accepts that the obligations of this Section 8 shall survive expiration or earlier termination of the Supply Agreement.

Except for the Cabilly license referred to above, Biogen Idec represents and warrants that, as of the date of this Amendment and to its knowledge, no other license from a Third Party is required for the manufacture of the Licensed Product for all indications in the Field.

9. Except as expressly amended by this Amendment, the Supply Agreement remains in full force and effect.

10. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures on counterparts of this Amendment transmitted by facsimile or e-mail shall be deemed effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment by their duly authorized officers and representatives as of the date hereof.

BIOGEN IDEC US CORPORATION		BAYER PHARMA AG

By:	/s/ George A. Scangos	By:	/s/ F. Gardyan-Eisenlohr
Name:	George A. Scangos	Name:	F. Gardyan-Eisenlohr
Title:	CEO	Title:	General Counsel

		By:	/s/ Andreas Fibig
		Name:	Andreas Fibig
		Title:	Title Illegible